UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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 Blackbaud, Inc.

(Name of Registrant as Specified In Its Charter)
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Notice of 2015
Annual Meeting of Stockholders
and Proxy Statement

Tuesday, June 9, 2015
at 4:00 p.m., local time
Blackbaud Corporate Headquarters,
Charleston, South Carolina

2015 Proxy Statement	3

LETTER TO STOCKHOLDERS FROM OUR BOARD OF DIRECTORS

Fellow Blackbaud Stockholders:

In 2014, we marked our tenth anniversary as a public company, and the Company remains committed to achieving long-term performance and delivering stockholder value through a strong business model. In the past decade, we have more than doubled our customer base from 12,700 customers to over 30,000 customers in more than 60 countries; we have delivered strong, sustained financial results with annual revenue growing from $138.7 million in 2004 to $564.4 million in 2014; and we have expanded the scope of our solutions through investment in product innovation and development, as well as strategic acquisitions, to both expand into new markets and enhance the value of our core offerings within our traditional markets.
In 2014, the Company:

•	Increased annual revenue by 12% from $503.8 million in 2013 to $564.4 million in 2014;

•	Grew recurring revenue to approximately 73% of total revenue in 2014;

•	Generated cash flow from operations of $102.3 million;

•	Provided returns to stockholders by paying $22.1 million in dividends;

•	Grew our Enterprise CRM customer base with 14 new CRM customers;

•
Completed the acquisition of WhippleHill, which expanded our addressable market, broadened and modernized our K12 private school offerings, resulting in a more complete K12 solution with student information, enrollment management, fundraising, online content and revenue capabilities;

•
Completed the acquisition of MicroEdge, which expanded our addressable market to include institutions involved in the entire spectrum of giving activities, from private foundations and other grant-making institutions to corporate social responsibility programs;

•	Established long-term aspirational goals related to revenue growth, margin expansion and cash flows and generated financial results that keep us on track to deliver against those goals;

•	Announced Raiser’s Edge NXT and Financial Edge NXT as enhanced cloud-based solutions that replace two key legacy products;

•	Transitioned leadership to a new Chief Executive Officer, Michael P. Gianoni;

•
Implemented an enterprise-wide quality enhancement program, initially introduced in solutions, engineering and product management and cascading to key operating functions in 2015 and beyond, and created a center of quality and operational excellence to support our focus on increasing quality, efficiency and customer satisfaction; and

•	Continued to elevate Blackbaud’s thought leadership position in the philanthropic industry through our participation in the Clinton Global Initiative and Social Innovation Summit.

We remain equally committed to continuing stockholder communication and engagement to better understand your views on the Company and, in particular, our executive compensation. In 2014, as we do every year, we reviewed our executive compensation programs with our Compensation Committee’s independent outside compensation consultant, Compensia, Inc.
Our compensation decisions including the continued practice of making annual grants to named executive officers of performance-based restricted stock units reinforce our strong pay-for-performance compensation philosophy. We continue to be committed to providing competitive, performance-based compensation opportunities to our executive officers, who collectively are responsible for making our Company successful.
We appreciate your investment in Blackbaud and value your input and continued support.

The Board of Directors of Blackbaud, Inc.
April 28, 2015

2015 Proxy Statement	4

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 9, 2015
4:00 p.m., local time

Blackbaud Corporate Headquarters,
2000 Daniel Island Drive, Charleston, South Carolina 29492

Fellow Blackbaud Stockholders:
The 2015 Annual Meeting of Stockholders of Blackbaud, Inc. will be held on Tuesday, June 9, 2015 at 4:00 p.m., local time, at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, to take action on the following business:

1.	To elect the three Class B directors named in the Proxy Statement, each for a three-year term expiring in 2018;
2.	To approve, on an advisory basis, the 2014 executive compensation of our named executive officers;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These matters are more fully described in the Proxy Statement accompanying this Notice.
If you were a stockholder of record of Blackbaud common stock as of the close of business on April 20, 2015, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our principal office in Charleston, South Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.
You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.

By order of the Board of Directors

Jon W. Olson
Senior Vice President, General Counsel and Secretary
Dated:	April 28, 2015

2015 Proxy Statement	5

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, it does not contain all of the information that you should consider, and you should read the entire proxy statement carefully prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	June 9, 2015, 4:00 p.m., local time

PLACE:	Blackbaud Corporate Headquarters, 2000 Daniel Island Drive, Charleston, South Carolina.

RECORD DATE:	April 20, 2015

VOTING:	Stockholders as of record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

ADMISSION:
Proof of share ownership and a form of personal photo identification will be required to enter the Blackbaud Annual Meeting. See "Directions to the 2015 Annual Meeting of Stockholders" on page 53 of this Proxy Statement.

MEETING AGENDA AND VOTING MATTERS

Proposal		Board's Voting Recommendation	Voting Standard	Page Number (for more details)
No. 1	Election of three Class B directors, each for a three-year term expiring in 2018.	✓ FOR (each nominee)	Majority of votes cast	10
No. 2	Advisory vote to approve 2014 compensation for our named executive officers.	✓ FOR	Majority of votes cast	19
No. 3	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	✓ FOR	Majority of votes cast	48

MEMBERS OF OUR BOARD OF DIRECTORS (pages 10-15)

Director	Age	Director Since	Independent	Committee Memberships
Andrew M. Leitch «	71	2004	Yes	AC, CC, NCG t
George H. Ellis	66	2006	Yes	AC t
David G. Golden	56	2010	Yes	AC
Michael P. Gianoni	54	2014	No
Sarah E. Nash	61	2010	Yes	CC t, NCG
Timothy Chou	60	2007	Yes	CC, NCG
Joyce M. Nelson	64	2012	Yes	NCG
Peter J. Kight	59	2014	Yes	AC

« - Chairman of the Board
AC - Audit Committee
CC - Compensation Committee
NCG - Nominating and Corporate Governance Committee
t - Committee Chair

2015 Proxy Statement	6

Table of Contents	PROXY SUMMARY

INFORMATION ABOUT OUR BOARD AND COMMITTEES (pages 13-15)

	Number of Members	Independence	Number of Meetings During Fiscal Year 2014
Full Board	8	88%	12
Audit Committee	4	100%	12
Compensation Committee	3	100%	5
Nominating and Corporate Governance Committee	4	100%	4

2014 PERFORMANCE HIGHLIGHTS (Page 20)

•	Increased annual revenue by 12% to $564.4 million.

•	Grew recurring revenue to approximately 73% of total revenue.

•	Provided returns to stockholders by paying $22.1 million in dividends.

•	Generated cash flow from operations of $102.3 million.

GOVERNANCE HIGHLIGHTS

Governance Matter	Summary Highlights		Page Number (for more details)
Board Independence	✓	Independent Board, except CEO	13
	✓	Independent Chairman	13
	✓	Independent Board Committees	14
	✓	Regular Executive Sessions of Independent Directors	15
	✓	Committee Authority to Retain Independent Advisors	14
Director Elections	✓	Frequency: 1 of 3 Classes Annually for Three-Year Terms	10
	✓	Majority Voting	49
Meeting Attendance	✓	All Directors Attended At Least 75% of the Total Number of Meetings of our Board and Committees on which the Director Served in 2014	15
Evaluating and Improving Board Performance	✓	Annual Board Evaluations	15
	✓	Annual Committee Evaluations	15
Aligning Director and Stockholder Interests	✓	Director Stock Ownership Guidelines	46
	✓	Annual Director Equity Grants	45
Aligning Executive Officer and Stockholder Interests	✓	Executive Officer Stock Ownership Guidelines	33
	✓	Executive Compensation Driven by Pay-For-Performance Philosophy	21
Other	✓	Risk Oversight by Full Board and Committees	15
	✓	Robust Code of Business Conduct and Ethics	16
	✓	Prohibition on Pledging and Hedging of Company Stock	22
	✓	Equity Plan Prohibits Stock Option Exchanges or Repricing Without Stockholder Approval	22

2015 Proxy Statement	7

Table of Contents	PROXY SUMMARY

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM (page 21)

Component	Description
Base Salary	Fixed compensation component payable in cash
Annual Cash Bonus	Variable compensation component payable based on performance against pre-established performance objectives
Equity Awards	Consist of a combination of restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”)
“Double-Trigger” Change in Control Severance Arrangements	Provide change in control payments and benefits to our executive officers only upon termination of employment within 12 months of a change in control of our Company
Other Benefits	Generally provide the same health and welfare benefits to all of our employees

2014 EXECUTIVE COMPENSATION ACTIONS (page 22)

•	Increased base salaries of our named executive officers (other than our new President and CEO) by between 3.0% and 13.3% from their 2013 levels.

•	Due to excellent financial performance, awarded cash bonuses that were, on average, 117% of each named executive officer's target annual cash bonus opportunity.

•
Approved equity awards consisting of RSAs and PRSUs for our new President and CEO, and PRSUs for our other named executive officers, that met competitive market concerns, supported our retention objectives, and rewarded overall company performance.

2014 NEO COMPENSATION SUMMARY (pages 35-36)

Set forth below is the 2014 compensation for each of our named executive officers as determined under SEC rules. See the notes accompanying the Summary Compensation Table beginning on page 35 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michael P. Gianoni President and CEO	$581,923	$863,277	$2,630,468	$—	$682,660	$31,146	$4,789,474
Anthony W. Boor Executive Vice President and CFO	532,500	—	534,324	—	242,756	23,786	1,333,366
Joseph D. Moye(1) Former President, Enterprise Customer Business Unit	398,775	—	445,286	—	223,670	42,825	1,110,556
Kevin W. Mooney Executive Vice President and President, General Markets Business Unit	409,000	—	445,286	—	228,562	23,088	1,105,936
Bradley J. Holman Executive Vice President and President, International Business Unit	340,949	—	445,286	—	220,153	44,236	1,050,624

(1)
In January 2015, Mr. Moye tendered his resignation from his position as President, ECBU effective as of January 30, 2015. Mr. Moye continued as an employee of the Company until March 15, 2015 in a transitional capacity.

2015 Proxy Statement	8

2000 DANIEL ISLAND DRIVE
CHARLESTON, SC 29492

April 28, 2015

PROXY STATEMENT

The Board of Directors of Blackbaud, Inc. (the "Board" or "Board of Directors") is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2015 Annual Meeting of Stockholders of Blackbaud, Inc. The meeting will be held on Tuesday, June 9, 2015 at 4:00 p.m. local time, at Blackbaud's corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492. The proxies also may be voted at any adjournments or postponements of the meeting.
We are first furnishing the proxy materials including the Notice of Annual Meeting of Stockholders, this Proxy Statement, our 2014 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them via the Internet on April 28, 2015. All properly completed proxies submitted by Internet or telephone and properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.
Only owners of record and beneficial owners of common stock of the Company as of the close of business on the record date, April 20, 2015, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting. Each owner of record and beneficial owner on the record date is entitled to one vote for each share of common stock held. Stockholders’ votes will be tabulated by persons appointed by the Board to act as inspectors of election for the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2015.
The Notice of Annual Meeting of Stockholders, Proxy Statement and 2014 Annual Report on Form 10-K are available at www.proxyvote.com

2015 Proxy Statement	9

GOVERNANCE
PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees
The Board of Directors consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Each of our existing Class B directors, Andrew M. Leitch, George H. Ellis and David G. Golden, have been nominated to fill a three-year term expiring in 2018. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2016 and 2017, respectively, will remain in office.
If you are a stockholder of record, unless you mark your Proxy Card otherwise, the proxy holders will vote the proxies received by them for the three Class B nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.
If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.
Class B Director Nominees
The name of and certain information regarding each Class B nominee as of April 20, 2015 is set forth below. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Position With Blackbaud	Age	Director Since	Class and Year in Which Term Will Expire if Elected
Andrew M. Leitch	Chairman of the Board of Directors	71	February 2004	Class B - 2018
George H. Ellis	Director	66	March 2006	Class B - 2018
David G. Golden	Director	56	July 2010	Class B - 2018

✓	The Board of Directors unanimously recommends that stockholders vote FOR the three Class B director nominees listed above.

The voting requirements for this Proposal 1 are described above and under "Additional Information" on page 49 of this Proxy Statement.
Andrew M. Leitch joined the Board of Directors in February 2004 and has served as our Chairman since July 2009. Mr. Leitch was with Deloitte & Touche LLP, an accounting firm, for over 27 years, last serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch has served on the board of directors of the following public companies: STR Holdings, Inc. (since November 2009); Cardium Therapeutics, Inc. (since August 2007); L & L Energy, Inc. (from February 2011 to August 2011); and Aldila, Inc. (from May 2004 to February 2010). Mr. Leitch also serves as director of several private companies. He is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada. Among other experience, qualifications, attributes and skills, Mr. Leitch’s experience in auditing and accounting, as well as on boards of directors and his management skills, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

2015 Proxy Statement	10

Table of Contents	GOVERNANCE

George H. Ellis joined the Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of The Studer Group L.L.C., a private company in the health care industry (now part of Huron Consulting Group Inc.), since September 2011. Prior to that, from July 2006 to August 2011, Mr. Ellis was Chief Financial Officer of Global 360, Inc., now OpenText, a private company offering business process management services. Since April 2010, Mr. Ellis has served on the board of Liquidity Services, Inc., currently as Chairman of its audit committee. He has also served in several capacities at Softbrands, Inc., as a member of its board of directors from October 2001 to August 2009, serving as Chairman from October 2001 to June 2006, and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Federal Bankruptcy Code in August 2002. Mr. Ellis, who served as a director of AremisSoft from April 1999 until February 2001, accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis served on the board of directors of PeopleSupport, Inc. from October 2004 to October 2008. Mr. Ellis has served on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors and supplements his skill set through ongoing engagement with the director community and access to leading practices. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University. Among other experience, qualifications, attributes and skills, Mr. Ellis’ knowledge and experience in leading large organizations in the information technology industry and his experience with accounting, financial and auditing matters, as well as with nonprofit companies, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
David G. Golden joined the Board of Directors in July 2010. Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company, from March 2006 until December 2011. Prior to that Mr. Golden spent 18 years, including five years as Vice Chairman, with JPMorgan Chase & Co. (and predecessor companies), a financial services firm. Mr. Golden also served as Executive Chairman at Code Advisors, a private merchant bank, from its founding in 2010 through 2012. Mr. Golden currently serves on the board of directors of Barnes & Noble, Inc., Everyday Health, Inc. and several private companies. He also is a member of the board of trustees of The Branson School. Mr. Golden serves on the advisory boards of several private companies. Mr. Golden holds an AB in Government from Harvard College and a JD from Harvard Law School. Among other experience, qualifications, attributes and skills, Mr. Golden’s knowledge and experience in capital markets, strategic transactions and financial and legal matters led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Other Directors Not Up for Re-election at this Meeting
The name of and certain information regarding each of our directors not up for re-election at this year's annual meeting as of April 20, 2015 is set forth below.

Name	Position(s) With Blackbaud	Age	Director Since	Class and Year in Which Term Will Expire
Michael P. Gianoni	President, Chief Executive Officer and Director	54	January 2014	Class C - 2016
Sarah E. Nash	Director	61	July 2010	Class C - 2016
Timothy Chou	Director	60	June 2007	Class A - 2017
Joyce M. Nelson	Director	64	September 2012	Class A - 2017
Peter J. Kight	Director	59	December 2014	Class A - 2017

2015 Proxy Statement	11

Table of Contents	GOVERNANCE

Michael P. Gianoni joined us as President, Chief Executive Officer and a member of the Board of Directors in January 2014. Prior to joining us, he served as Executive Vice President and Group President, Financial Institutions at Fiserv, Inc., a global technology provider serving the financial services industry, from January 2010 to December 2013. He joined Fiserv as President of its Investment Services division in December 2007. Mr. Gianoni was Executive Vice President and General Manager of CheckFree Investment Services, which provided investment management solutions to financial services organizations, from June 2006 until December 2007 when CheckFree was acquired by Fiserv. From May 1994 to November 2005, he served as Senior Vice President of DST Systems Inc., a global provider of technology-based service solutions. Mr. Gianoni is a member of the board of directors of Teradata Corporation, a publicly traded global big data analytics and marketing applications company. He holds an AS in electrical engineering from Waterbury State Technical College, a BS with a business concentration from Charter Oak State College and an MBA and honorary Doctorate, from the University of New Haven. Mr. Gianoni's unique experience and perspective on the technology industry and our business led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Sarah E. Nash joined the Board of Directors in July 2010. Ms. Nash currently serves on the boards of directors of Knoll, Inc. as well as private companies, HBD Industries, Inc. and Irving Oil Company. She resigned from the board of directors of Merrimack Pharmaceuticals, Inc. in December 2014. Ms. Nash is trustee of the New York-Presbyterian Hospital, the New York Restoration Project, and Washington and Lee University. She is also a member of the Business Leadership Council of City University of New York and the National Board of the Smithsonian Institution. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co. (and predecessor companies), a financial services firm, retiring as Vice Chairman in 2005. Ms. Nash holds a BA in political science from Vassar College. Among other experience, qualifications, attributes and skills, Ms. Nash’s knowledge and experience in capital markets, strategic transactions, corporate governance and non-profit organizations led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.
Timothy Chou joined the Board of Directors in June 2007. From November 1999 until his retirement from full-time employment in January 2005, Mr. Chou served as President of Oracle On Demand, a division of Oracle Corporation, a provider of enterprise software and computer hardware products and services. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He served as a director of Embarcadero Technologies, Inc. from July 2000 to June 2007. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign. Among other experience, qualifications, attributes and skills, Mr. Chou’s knowledge and experience in the software-as-a-service and cloud computing industry and in senior leadership roles in large organizations in the information technology industry led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Joyce M. Nelson joined the Board of Directors in September 2012. From October 2011 to her retirement from full-time employment in September 2012, Ms. Nelson served as a special consultant to the in-coming President and Chief Executive Officer of the National Multiple Sclerosis Society (“NMSS”), a nonprofit organization focused on multiple sclerosis. From November 2004 to October 2011, Ms. Nelson served as President and Chief Executive Officer of NMSS. From December 1991 to November 2004, she led NMSS's national field services and fund raising departments. From June 1985 to December 1991, she led the Mid America (Greater Kansas City) chapter of NMSS. From September 1983 to June 1985, she oversaw fundraising activities for the Northern California Chapter of NMSS. Ms. Nelson was previously on the board of directors of NMSS and the Multiple Sclerosis International Federation, as well as the advisory board to the North Park University School of Non-Profit Management. Ms. Nelson holds a BA in English from North Park University. Among other experience, qualifications, attributes and skills, Ms. Nelson’s experience as a CEO, her knowledge and experience in the nonprofit industry and the senior leadership roles she played in a large nonprofit organization led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

2015 Proxy Statement	12

Table of Contents	GOVERNANCE

Peter J. Kight joined the Board of Directors in December 2014. Mr. Kight has been a senior advisor at Comvest Partners, a private investment firm providing equity and debt capital to middle market companies across the United States, since January 2010. He served as co-chairman and managing partner of Comvest Advisors, LLC, from January 2010 to April 2013. From December 2007 to May 2012, Mr. Kight served as director and vice chairman of Fiserv following Fiserv's acquisition of CheckFree Corporation, a leading provider of electronic commerce services and products. Mr. Kight founded CheckFree Corporation in 1981 and served as its chairman and chief executive officer until December 2007. Mr. Kight has served on the board of directors of Huntington Bancshares Incorporated, a multi-state diversified regional bank holding company, since June 2012. Mr. Kight served on the boards of directors of Akamai Technologies, Inc., a publicly traded company that distributes computing solutions and services, from March 2004 to July 2012, and Manhattan Associates, Inc., a publicly traded company that provides supply chain planning and execution solutions, from October 2007 to July 2011. Among other experience, qualifications, attributes and skills, Mr. Kight’s substantial experience at various other public companies, including strategic planning and operational experience, as well as valuable insight on public company governance practices, and his knowledge of the payment services industry led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
BOARD OF DIRECTORS AND COMMITTEES
Information about the Board
The Board of Directors currently comprises eight members, namely Chairman Andrew M. Leitch, Michael P. Gianoni, George H. Ellis, Timothy Chou, David G. Golden, Sarah E. Nash, Joyce M. Nelson and Peter J. Kight.
We have historically separated the position of Chairman, currently independent director Andrew M. Leitch, and that of Chief Executive Officer (“CEO”), currently Michael P. Gianoni. While the Board of Directors believes the separation of these positions has served our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and CEO. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Leitch’s experience on boards of directors and management skills, and Mr. Gianoni’s experience and understanding of our Company and industry.
Independence of Directors
The Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. The Board has determined that the following seven directors are independent within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules: Mr. Leitch; Mr. Ellis; Mr. Chou; Mr. Golden; Ms. Nash; Ms. Nelson; and Mr. Kight. As part of such determination of independence, the Board has affirmatively determined that none of these directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Gianoni, our President and CEO, is the only member of management serving as a director.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

2015 Proxy Statement	13

Table of Contents	GOVERNANCE

Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.
Board Committees
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors in accordance with Rule 5605(a)(2) of the NASDAQ Marketplace Rules, the Sarbanes-Oxley Act and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), as applicable. The Board and each committee have the authority to obtain, at our expense, the advice and assistance from independent advisors, experts and others as they may deem necessary, and to the extent they engage any such advisors they consider the independence of such advisors and any conflict of interest that may exist.
Our Audit Committee currently comprises Chairman George H. Ellis, David G. Golden, Andrew M. Leitch and Peter J. Kight. The Board of Directors has determined that Mr. Ellis and Mr. Leitch are “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm, and, with the assistance of quarterly reports from our General Counsel and Chief Financial Officer, our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. Its role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm and reviewing capital management. It reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” on page 47 of this Proxy Statement.
Our Compensation Committee currently comprises Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. Each member of the Compensation Committee meets the independence requirements under both Rule 5605(a)(2) and 5605(d)(2)(A) of the NASDAQ Marketplace Rules. The Compensation Committee reviews and approves all compensation decisions relating to executive officers, including approving the compensation decisions for the CEO. In evaluating incentive and other compensation and equity-based plans, the Compensation Committee considers the results of the most recent advisory Say-on-Pay vote. As part of its review, the Compensation Committee also considers compensation data with respect to the executive officers' counterparts at the companies in our compensation peer group and the recommendations of the CEO regarding compensation for those executive officers reporting directly to him as well as other officers. The Compensation Committee annually reviews and approves the compensation of our non-employee members of the Board of Directors, based on factors it determines appropriate. The Compensation Committee assesses issues relating to recruitment and retention of executive officers. See “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement.

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Table of Contents	GOVERNANCE

Our Nominating and Corporate Governance Committee currently comprises Chairman Andrew M. Leitch, Sarah E. Nash, Timothy Chou and Joyce M. Nelson. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines, oversees such Guidelines to ensure compliance with sound corporate governance practices and legal, regulatory and NASDAQ requirements, leads the Board and its committees in their annual self-evaluation process, reviews our Company’s governance scores and ratings from third parties and recommends to the Board its and our Company’s senior management's Company stock ownership guidelines.
Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our CEO or any executive officers present. One purpose of these executive sessions is to evaluate the performance of management.
Risk Oversight
While our Company’s senior management has responsibility for the management of risk, the Board of Directors plays a significant role in overseeing this function. The Board regularly reviews our market and business risks during its meetings and each of its committees oversees risks associated with its respective area of responsibility. In particular, the Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the Committees regularly reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.
Information Regarding Meetings of the Board and Committees
During 2014, the Board of Directors held twelve meetings, and its three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, collectively held 21 meetings. Each of our current directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served during 2014. The following table sets forth each current director's 2014 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance
Mr. Leitch	X	X	Chair
Mr. Gianoni
Mr. Ellis	Chair
Mr. Chou		X	X
Mr. Golden	X
Ms. Nash		Chair	X
Ms. Nelson			X
Mr. Kight(1)	X
Number of Meetings held in 2014	12	5	4

(1)	Mr. Kight was named to the Audit Committee in December 2014.
Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2014 Annual Meeting of Stockholders (with the exception of Mr. Kight who was not a director at the time).

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Table of Contents	GOVERNANCE

Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows, including, but not limited to, Board and Committee composition and selection, director responsibilities, director access to executive officers and employees and CEO performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Code of Business Conduct and Ethics and Code of Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. The Board has also adopted a separate Code of Ethics for our CEO and all senior financial officers, including our Chief Financial Officer (“CFO”), who is our principal accounting officer, Corporate Controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Communications with the Board of Directors
Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of correspondence.
TRANSACTIONS WITH RELATED PERSONS
The written charter of our Audit Committee authorizes and the NASDAQ Marketplace Rules require our Audit Committee to review and approve related party transactions. In reviewing related party transactions, our Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our executive officers, directors, principal stockholders and their affiliates must be approved by our Audit Committee or a majority of the disinterested directors, and must continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2014, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our executive officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

2015 Proxy Statement	16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY
Five Percent Beneficial Owners of Company Stock
Set forth in the table below is information about the number of shares held by holders we know to be the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2014.

Name and Address	Total Shares Beneficially Owned	Percentage Beneficially Owned(1)
Eaton Vance Management(2)	5,032,759	10.74%
2 International Place
Boston, Massachusetts 02110
Brown Capital Management, LLC(3)	4,990,734	10.65%
1201 North Calvert Street
Baltimore, Maryland 21202
Janus Capital Management LLC(4)	4,191,926	8.94%
151 Detroit Street
Denver, Colorado 80206
BlackRock, Inc.(5)	4,047,583	8.64%
55 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.(6)	3,361,403	7.17%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Jackson Square Partners, LLC(7)	2,780,167	5.93%
101 California Street, Suite 3750
San Francisco, CA 94111

(1)	The ownership percentages set forth in this column are based on the assumption that each of the stockholders continued to own the number of shares reflected in the table above on April 20, 2015.

(2)	Based on information contained in Schedule 13G/A filed with the SEC on January 13, 2015 by Eaton Vance Management. Eaton reported that it had sole voting and dispositive power over 5,032,759 shares.

(3)
Based on information contained in Schedule 13G/A filed with the SEC on February 5, 2015 by Brown Capital Management, LLC. Brown reported that it had sole voting power over 3,086,304 shares and sole dispositive power over 4,990,734 shares.

(4)
Based on information contained in Schedule 13G/A filed with the SEC on February 18, 2015 by Janus Capital Management, LLC. Janus reported that it had sole voting and dispositive power over 4,191,926 shares due to its ownership of INTECH Investment Management and Perkins Investment Management LLC. Janus provides investment advice to Janus Triton Fund, which had sole voting and dispositive power over 2,711,067 shares.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc. BlackRock reported that it had sole voting power over 3,944,868 shares and sole dispositive power over 4,047,583 shares.

(6)
Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group, Inc. Vanguard reported that it had sole voting power over 62,695 shares, sole dispositive power over 3,303,108 shares and shared dispositive power over 58,295 shares.

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Table of Contents	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(7)
Based on information contained in Schedule 13G filed with the SEC on February 11, 2015 by Jackson Square Partners, LLC. Jackson reported that it had sole voting power over 925,810 shares, shared voting power over 1,854,357 shares and sole dispositive power over 2,780,167 shares.

Executive Officers and Directors
The following table sets forth information regarding beneficial ownership of our common stock by each individual named in the Summary Compensation Table on page 35, each Director, and our current executive officers and Directors as a group, all as of April 20, 2015. Unless otherwise noted, voting power and investment power in common stock are exercisable solely by the named person. The address for each executive officer and director is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Shares Owned	Shares Under Exercisable SARs(1)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Michael P. Gianoni	103,375	—	103,375	*
Anthony W. Boor	58,875	34,646	93,521	*
Joseph D. Moye	13,839	—	13,839	*
Kevin W. Mooney	51,438	38,283	89,721	*
Bradley J. Holman	11,535	—	11,535	*
Andrew M. Leitch	24,516	—	24,516	*
George H. Ellis	14,662	—	14,662	*
Timothy Chou	26,258	—	26,258	*
David G. Golden	24,399	—	24,399	*
Sarah E. Nash	17,031	—	17,031	*
Joyce M. Nelson	11,404	—	11,404	*
Peter J. Kight	563	—	563	*
All current executive officers and directors as a group (15 persons)	466,764	351,035	817,799	1.73%

*	Less than one percent.

(1)	Includes only SARs exercisable within 60 days of April 20, 2015.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) reports on behalf of our executive officers and directors based on the information provided by them. Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2014, all our executive officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements, with the exception of Mr. Moye who filed a Form 4 on December 29, 2014 reporting various transactions in connection with his SARs first occurring on December 24, 2014.

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EXECUTIVE COMPENSATION AND OTHER MATTERS
PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In deciding how to vote on Proposal 2, the Board of Directors urges you to specifically consider our executive compensation philosophy, policies and practices, all of which are summarized below and more fully described under “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement.
Background
The Board of Directors recognizes the interest our stockholders have expressed in how we compensate our named executive officers. At the 2011 Meeting of Stockholders, in accordance with the Board’s recommendation, the holders of 86.1% of our outstanding common stock voting on the matter endorsed holding an annual, non-binding stockholder advisory (“Say-on-Pay”) vote on the compensation of the named executive officers. As part of its commitment to our stockholders, the Board is submitting a Say-on-Pay proposal for stockholder consideration again this year and has decided to hold an annual advisory stockholder vote on executive compensation at least until the next Say-on-Pay frequency vote in 2017. Each Say-on-Pay vote is being provided as required pursuant to Section 14A of the Securities Exchange Act.
The Say-on-Pay vote is not intended to address any specific item of compensation, but rather our overall compensation philosophy, policies and practices as they relate to the named executive officers. While your vote is advisory and will not be binding on the Board of Directors or us, we strive to align our executive compensation program with the interests of our long-term stockholders. As it does every year, the Board will take into account the outcome of this year’s Say-on-Pay vote when considering future compensation actions and decisions.
Say-on-Pay Proposal
The Board believes that our executive compensation is a competitive advantage in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our stockholders. Accordingly, we are asking our stockholders to vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal year 2014 and the other related tables and disclosures).”

Effect of Say-on-Pay Vote
As indicated above, the vote on Proposal 2 is advisory and will not be binding on the Board of Directors or us. However, because the Board values your opinions as expressed through votes and other communications with us, it and our Compensation Committee will carefully review the 2015 Say-on-Pay voting results in an effort to better understand any issues or concerns you may have with our executive compensation. Stockholders who want to communicate with the Board on executive compensation or other matters should refer to “Communications with the Board of Directors” on page 16 of this Proxy Statement for additional information.

✓	The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, FOR the 2014 compensation of our named executive officers.

The voting requirements for this Proposal 2 are described under "Additional Information" on page 49 of this Proxy Statement.

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Table of Contents	EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our executive compensation program, as well as the philosophy underlying this program and our related policies and practices. It focuses on the compensation of our named executive officers for 2014, who were:

Name	Title
Michael P. Gianoni	President and Chief Executive Officer
Anthony W. Boor	Executive Vice President and Chief Financial Officer
Joseph D. Moye(1)	President, Enterprise Customer Business Unit (“ECBU”)
Kevin W. Mooney	Executive Vice President and President, General Markets Business Unit (“GMBU”)
Bradley J. Holman	Executive Vice President and President, International Business Unit (“IBU”)

(1)
In January 2015, Mr. Moye tendered his resignation from his position as President, ECBU effective as of January 30, 2015. Mr. Moye continued as an employee of the Company until March 15, 2015 in a transitional capacity.

Executive Summary
Our executive compensation program is designed to reward our senior management for effectively building stockholder value.
2014 Business Highlights
We are the leading global provider of software and services designed specifically for the nonprofit, charitable giving and education communities. Our customers use our cloud-based and on-premise software solutions and related services to help increase donations, reduce fundraising costs, improve communications with constituents, manage their finances and optimize operations. We believe that through the strength of our business model and executive leadership team, we delivered on our strategic priorities in 2014. In particular, we:

•	Grew our Enterprise CRM customer base with 14 new CRM customers;

•
Completed the acquisition of WhippleHill, which expanded our addressable market, broadened and modernized our K12 private school offerings, resulting in a more complete K12 solution with student information, enrollment management, fundraising, online content and revenue capabilities;

•
Completed the acquisition of MicroEdge, which expanded our addressable market to include institutions involved with the entire spectrum of giving activities, from private foundations and other grant-making institutions to corporate social responsibility programs.

•	Announced Raiser's Edge NXT and Financial Edge NXT as enhanced cloud-based solutions that replace two key legacy products;

•	Transitioned leadership to a new Chief Executive Officer, Michael P. Gianoni;

•
Implemented an enterprise-wide quality enhancement program, initially introduced in solutions, engineering and product management and cascading to key operating functions in 2015 and beyond, and created a center of quality and operational excellence to support our focus on increasing quality, efficiency and customer satisfaction; and

•	Continued to elevate our thought leadership position in the philanthropic industry through our participation in the Clinton Global Initiative and Social Innovation Summit.

These accomplishments and others resulted in a year of positive financial performance for us, as demonstrated as follows:

•	Increased annual revenue by 12% from $503.8 million in 2013 to $564.4 million in 2014;

•	Grew recurring revenue to approximately 73% of total revenue in 2014;

•	Provided returns to stockholders by paying $22.1 million in dividends; and

•	Generated cash flow from operations of $102.3 million during 2014.
In 2014, we were ranked as an Elite Specialist on the ZDNet CRM Watchlist, ranked #140 in Software 500, the world's largest ranking of software and service providers, and named a Champion for the category of Financial Management Solutions in Info-Tech Research Group's Vendor Landscape report. In addition, we were named one of the best places to work in South Carolina for a fifth consecutive year.

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Table of Contents	EXECUTIVE COMPENSATION AND OTHER MATTERS

2014 Stockholder Advisory Vote on Named Executive Officer Compensation
We conducted a non-binding stockholder advisory vote on the compensation of our named executive officers at our 2014 Annual Meeting of Stockholders. At that time, the holders of 98.3% of our outstanding common stock voting on the matter voted in favor of the compensation of our named executive officers as disclosed in the proxy statement for such annual meeting. The Board of Directors has considered the results of this vote and believes they represent a positive affirmation of our executive compensation program and practices and our continued commitment to stockholder communication and engagement and responsiveness to stockholder concerns.
While this vote is advisory and, therefore, not binding on us or the Board of Directors, the Compensation Committee carefully considers the results of the vote in the context of our executive compensation program, policies, and practices. The Board and the Compensation Committee value our stockholders' opinions and, to the extent there is any significant vote against the compensation of the named executive officers, we will consider their concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns, as it has done in the past.
Overview of Compensation Philosophy and Executive Compensation Program
We are committed to a philosophy of pay-for-performance as it relates to executive compensation. Our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executive officers and motivate them to perform at their highest level.

2.	Stockholder Value Creation. Structure compensation through base salary, cash bonus opportunities, and performance-based equity awards, which should ultimately promote increased value for stockholders.

3.
Pay-for-Performance. Ensure actual compensation realized by our executive officers is linked to the attainment and furtherance of our short-term and long-term business strategies thereby enhancing operational performance and stockholder return.

The following table illustrates the principal components of our executive compensation program and how they support these objectives:

Component	Description	Compensation Objective(s) Supported
Base Salary
Provide competitive fixed compensation payable in cash based on individual experience and contributions, corporate performance, historical compensation practices for our executive officers, and analysis of compensation peer group
1 and 2
Annual Cash Bonus	Offer variable compensation in the form of annual cash bonus opportunities based on performance against pre-established performance objectives	1, 2 and 3
Equity Awards	Consist of a combination of RSAs, RSUs and PRSUs	1, 2 and 3
“Double-Trigger” Change in Control Severance Arrangements	Provide change in control payments and benefits to our executive officers only upon termination of employment within 12 months of a change in control of our Company	1 and 2
Other Benefits	Generally provide the same health and welfare benefits to all of our employees	1

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Table of Contents	EXECUTIVE COMPENSATION AND OTHER MATTERS

2014 Executive Compensation Actions
For 2014, the Compensation Committee continued to use our executive compensation program to focus on creating incentives for our executive officers to achieve our financial and operational objectives and foster sustainable stockholder value creation. The key compensation decisions of the Compensation Committee for 2014 for the named executive officers were as follows:

•	Increased base salaries of our named executive officers (other than our new President and CEO) by between 3.0% and 13.3% from their 2013 levels;

•	Due to excellent financial performance, awarded cash bonuses that were, on average, 117% of each named executive officer's target annual cash bonus opportunity; and

•
Approved equity awards consisting of RSAs and PRSUs for our new President and CEO, and PRSUs for our other named executive officers, that met competitive market concerns, supported our retention objectives, and rewarded overall company performance.

2014 Corporate Governance Policies and Practices
During 2014, we maintained robust corporate governance policies and practices including:

•	The Compensation Committee is composed solely of independent directors;

•	The Compensation Committee retains its own independent compensation consultant that performs no other consulting or other services for the Company;

•
The Compensation Committee conducts an annual review of our executive compensation program, including a review of our compensation-related risk profile, to ensure that any compensation-related risks are not reasonably likely to have a material adverse effect on our Company;

•	Our arrangements for paying post-employment compensation provide for “double-trigger” change in control payments and benefits;

•	We do not provide material non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) for our executive officers that are not available to our employees generally;

•	The 2008 Equity Incentive Plan (the “Plan”) does not permit stock option exchanges or repricing without stockholder approval;

•
Company employees are not permitted to hedge their economic exposure to our common stock and Company directors and Section 16(a) reporting executive officers may not pledge their ownership interests in our common stock to secure a loan; and

•
We continued our emphasis on performance-based compensation by continuing the practice of award grants of PRSUs to our named executive officers that vest upon both the passage of time and the attainment of pre-established performance objectives.

Executive Compensation-Setting Process
The Compensation Committee works closely with its independent compensation consultant and senior management to address executive compensation matters throughout the year. The Compensation Committee met five times in 2014. During these meetings, the Compensation Committee reviewed our executive compensation program and formulated its compensation actions for the year, and made decisions regarding the compensation for our CEO and the other named executive officers. The Compensation Committee may create a subcommittee consisting of one or more of its members and may delegate any of its duties and responsibilities to such subcommittee, unless otherwise prohibited by applicable laws or listing standards. In addition, the Compensation Committee may delegate any of its duties and responsibilities, including the administration of equity incentive or employee benefit plans, to the Compensation Committee Chairman, unless otherwise prohibited by applicable laws or listing standards.
The Compensation Committee does not seek to deliver a specified percentage of pay to our executive officers through each component of the compensation program; rather, it adheres to the overall principle of delivering the majority of executive compensation in variable, performance-based forms. For base salary, annual cash bonuses, and equity awards, generally our strategy has been to evaluate individual experience and contribution, corporate performance, historical compensation practices for our executive officers, and compensation peer group analyses. With respect to base salary and annual cash bonuses, we generally target pay to be competitive to the market. At times, the Compensation Committee has approved compensation levels for individual executive officers above and below target pay positions, based on experience, individual contribution, and the Company's performance relative to the compensation peer group, to ensure an appropriate pay-for-performance alignment.

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Table of Contents	EXECUTIVE COMPENSATION AND OTHER MATTERS

Role of the Compensation Committee
The Compensation Committee has overall responsibility for our executive compensation program and approves our executive compensation decisions. Its principal duties and responsibilities include:

•
Establishing our compensation philosophy, policies, and practices for our executive officers, including the compensation objectives and target pay levels, and approving the compensation peer group used for assessing the competitiveness of our executive compensation;

•	Establishing and approving corporate goals and objectives relevant to the compensation of our CEO and, in light of those goals and objectives, evaluating and determining his compensation level;

•
Reviewing and overseeing the corporate goals and objectives relevant to the compensation of our other executive officers, including the other named executive officers, taking into account the practices of the compensation peer group and other appropriate factors, such as corporate and individual performance and historical compensation practices for such executive officers and the recommendations of our CEO;

•	Establishing appropriate compensation, retention, incentive, severance, and benefit policies and programs for our executive officers;

•	Reviewing and recommending, with input from the Board of Directors, equity compensation plans for our executive officers and employees; and

•	Conducting periodic competitive evaluations of our executive compensation program.
Our Compensation Committee consists entirely of independent directors in accordance with the NASDAQ Marketplace Rules including Rule 5605(d)(2)(A), and operates pursuant to a charter that further outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board of Directors and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Role of our CEO
Our CEO evaluates and makes recommendations regarding the compensation of our executive officers, including the other named executive officers. At the end of each fiscal year, our CEO reviews with the Compensation Committee the performance of each executive officer and makes recommendations with respect to his or her base salary, target annual cash bonus opportunity, and equity awards for the ensuing year. In formulating his recommendations, our CEO considers both internal and external compensation data from our Human Resources Department and the Compensation Committee's compensation consultant. While the Compensation Committee considers the recommendations of our CEO, it considers these recommendations as just one factor in its deliberations when making executive compensation decisions. The Compensation Committee consults with the full Board of Directors (excluding our CEO) in making decisions regarding the CEO's compensation.
Role of Compensation Consultant
Pursuant to its written charter, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it in the performance of its duties and responsibilities. Currently, the Compensation Committee engages Compensia, Inc. ("Compensia"), an independent national compensation consulting firm, to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Compensation Committee may direct its advisors to work with our Human Resources Department to support it in matters relating to the fulfillment of its charter.
During 2014, at the request and on behalf of our Compensation Committee, Compensia:

•	Assessed our executive compensation program and practices, particularly with respect to our pay-for-performance alignment;

•
Advised on the size and structure of the cash components of our executive compensation program (i.e., base salary and target annual cash bonus opportunities, and performance measures and weighting of bonuses);

•	Advised on the composition, structure, and competitiveness of the equity component of our executive compensation program;

•	Advised on the composition of our compensation peer group;

•	Advised on the design and amount of the compensation package for our CEO; and

•	Advised on the compensation for the non-employee members of the Board of Directors.

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Table of Contents	EXECUTIVE COMPENSATION AND OTHER MATTERS

The Compensation Committee has evaluated Compensia's engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.
Competitive Positioning
In identifying the compensation peer group, the Compensation Committee considers other software companies with comparable annual revenue. Periodically, the Compensation Committee reviews the current compensation peer group, with the assistance of its compensation consultant, to determine whether it is still appropriate. It updates the compensation peer group for changes resulting from mergers, acquisitions, bankruptcies, going private transactions, and other changes in strategic focus or circumstances, removing from the group any companies that no longer fit the relevant criteria and adding ones that do.
The following peer group was established by the Compensation Committee in 2013 and used to carry out our executive compensation program for 2014:

ACI Worldwide, Inc.	JDA Software Group, Inc.(1)
Advent Software, Inc.	MedAssets, Inc.
Athenahealth, Inc.	MicroStrategy Incorporated
Concur Technologies, Inc.(1)	Quality Systems, Inc.
Conversant, Inc.	Rovi Corporation
Dealertrack Technologies, Inc.	Solera Holdings, Inc.
Digital River, Inc.	SS&C Technologies Holdings, Inc.
Epiq Systems, Inc.	Tyler Technologies, Inc.
Informatica Corporation

(1)	This company was removed from the peer group due to its acquisition by another entity.
In addition to the practices of the compensation peer group, the Compensation Committee reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Global Technology Survey. This information is considered when making determinations for each component of compensation as well as total compensation.

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Analysis of 2014 Executive Compensation
Base Salary
Base salary is one of the few fixed components in our executive compensation program. The Compensation Committee reviews the base salaries of our executive officers each year and makes adjustments as it deems necessary and appropriate based on its consideration of individual experience and contributions, corporate performance, historical compensation practices for our executive officers and its assessment of the competitive market.
In 2014, the Compensation Committee increased base salaries of our named executive officers, other than Mr. Gianoni, effective April 1, 2014, as set forth in the table below. The Compensation Committee made these adjustments after taking into consideration the individual achievements of each named executive officer, in recognition of our success in delivering on our 2013 strategic priorities, the recommendations of our CEO (except with respect to his own base salary), and the factors described above.

Name	2014 Base Salary(1)		2013 Base Salary(2)		Salary Adjustment
					Change		% Change
Mr. Gianoni		$600,000		$—		$—	—%
Mr. Boor(3)	425,000		375,000		50,000		13.3%
Mr. Moye	401,700		390,000		11,700		3.0%
Mr. Mooney	412,000		400,000		12,000		3.0%
Mr. Holman(4)	A$	380,600	A$	369,500	A$	11,100	3.0%

(1)	Effective April 1, 2014 for all named executive officers other than Mr. Gianoni, who joined us as our President and CEO and as a member of the Board of Directors effective January 13, 2014.

(2)	Effective April 1, 2013.

(3)
Mr. Boor served as interim President and CEO in addition to his responsibilities as Executive Vice President and CFO from August 31, 2013 to January 13, 2014. Mr. Boor's base salary as reflected in this table is for his services in his capacity as Executive Vice President and CFO only.

(4)
Mr. Holman is paid in Australian dollars (AUD). In other parts of this proxy statement, his compensation has been converted to USD using the average of daily exchange rates from AUD to USD for each respective year. The average of daily exchange rates for 2014 and 2013 were 1 AUD = 0.9024 USD and 1 AUD = 0.9678 USD, respectively. Conversion of Mr. Holman's salary to USD in the table above would not appropriately reflect his salary adjustment.

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Annual Cash Bonus
Annual cash bonuses represent one of the principal variable pay components of our executive compensation program, and are reported in the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table and the 2014 NEO Compensation Summary on pages 35 and 8, respectively. During 2014, we provided our executive officers with the opportunity to earn cash bonuses based on the following measures:

•	The Company's performance as measured against one or more pre-established corporate objectives; and

•	Where applicable, the financial performance of the executive officer's business unit.
Target Annual Cash Bonus Opportunities
For 2014, the Compensation Committee set the target annual cash bonus opportunity for our CEO at 100% of his base salary, as stipulated in his employment agreement. In addition, the Compensation Committee set the target annual cash bonus opportunities for the other named executive officers at 50% of their base salaries, consistent with their bonus opportunities for 2013, and based on a review of the competitive market for 2014.
Each named executive officer's target annual cash bonus opportunity was weighted between corporate performance and business unit performance as follows:

Name	Portion of Target Annual Cash Bonus Opportunity Attributable to Corporate Performance Measures	Portion of Target Annual Cash Bonus Opportunity Attributable to ECBU, GMBU or IBU Performance Measures
Mr. Gianoni	100%	—%
Mr. Boor	100%	—%
Mr. Moye	60%	40%
Mr. Mooney	60%	40%
Mr. Holman	60%	40%
Corporate Performance Measures
For 2014, 2013, and 2012, the Compensation Committee selected Adjusted Revenue (as defined below) and Adjusted EBIT (as defined below) as the corporate performance measures to be used for purposes of the corporate performance factor used to determine our executive officers annual cash bonuses.
For purposes of determining annual cash bonuses, “Adjusted Revenue” meant the Company's 2014 Non-GAAP revenue, which excludes the impact of acquisition-related deferred revenue write-downs, as presented in the Company's periodic reports filed with the SEC within the section "Management's discussion and analysis of financial condition and results of operations" of those reports.
“Adjusted EBIT” meant the Company's 2014 Non-GAAP income from operations, which also excludes the impact of acquisition-related deferred revenue write-downs, stock-based compensation charges, costs associated with amortization of intangibles arising from business combinations, impairment of capitalized software development costs, acquisition-related integration costs, acquisition-related expenses, CEO transition costs and restructuring costs. Non-GAAP income from operations is also presented in the Company's periodic reports filed with the SEC within the section "Management's discussion and analysis of financial condition and results of operations" of those reports. Adjusted EBIT is calculated before bonus expense.
The Compensation Committee set the target level for the Adjusted Revenue performance measure at $554.3 million weighted at 60% and the target level for the Adjusted EBIT performance measure at $119.7 million weighted at 40%. Finally, the Compensation Committee determined the threshold levels for each performance measure that would have to be achieved for any amount to be paid under that respective corporate performance measure, as set forth in the table below.

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The determination of each named executive officer’s potential payout under the corporate performance measures was based on the following matrix:

Corporate Performance Measure	Performance
	Below Threshold	Threshold	Target	Maximum
Adjusted Revenue as % of target	<90.0%	90.0%	100.0%	115.0%
Adjusted EBIT as % of target	<90.0%	90.0%	100.0%	115.0%
	Payout
Maximum individual potential bonus as % of target	—%	62.5%	100.0%	200.0%

For 2014, our achievement against the corporate performance measures was 101.5% with respect to Adjusted Revenue and 104.3% with respect to Adjusted EBIT, for a corporate performance factor of 102.7%. The corporate performance factor increased payments by 6.67% for every 1% of achievement over the target performance level. Therefore, the Compensation Committee determined that, with respect to the corporate performance measures, the application of the corporate factor resulted in a payout of approximately 118% of the target payout.
NEO Performance Measures and Bonus Determinations

Mr. Gianoni

The Compensation Committee determined Mr. Gianoni’s 2014 bonus 100% based on the achievement of corporate performance measures as described above. Accordingly, Mr. Gianoni received $682,660 (approximately 117% of the total target annual cash bonus opportunity. Mr. Gianoni's target annual cash bonus opportunity was reduced as he joined us on January 13, 2014).

Mr. Boor

The Compensation Committee determined Mr. Boor’s 2014 bonus 100% based on the achievement of corporate performance measures as described above. Accordingly, Mr. Boor received $242,756 (approximately 118% of the total target annual cash bonus opportunity).

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Mr. Moye

The Compensation Committee determined Mr. Moye’s 2014 bonus 60% based on the achievement of corporate performance measures described above and 40% based on the achievement of overall ECBU performance. For the corporate performance component of his 2014 bonus, Mr. Moye received $140,807 (approximately 118% of the 60% of his target annual cash bonus opportunity attributable to corporate performance).

For the overall ECBU performance component of his 2014 bonus, Mr. Moye received $82,862 (approximately 104% of the 40% of his target cash bonus opportunity attributable to ECBU performance). The Compensation Committee evaluated overall ECBU performance against Adjusted Revenue and Adjusted EBIT as follows:

		Performance
ECBU Performance Metric	2014 Target (in millions)	Below Threshold	Threshold	Target	Maximum
Adjusted Revenue	$257.4	<90.0%	90.0%	100.0%	115.0%
Adjusted EBIT	$134.8	<90.0%	90.0%	100.0%	115.0%
		Payout
Maximum potential bonus as % of target		—%	62.5%	100.0%	200.0%

The Adjusted Revenue and Adjusted EBIT threshold levels both had to be achieved for any ECBU performance bonus to be paid. The Adjusted Revenue and Adjusted EBIT metrics were each measured quarterly and annually. The Adjusted Revenue metric was weighted 60% while Adjusted EBIT was weighted 40%. For 2014, ECBU achieved an overall ECBU performance bonus factor of 103.9%.

Mr. Mooney

The Compensation Committee determined Mr. Mooney’s 2014 bonus 60% based on the achievement of corporate performance measures described above and 40% based on the achievement of overall GMBU performance. For the corporate performance component of his 2014 bonus, Mr. Mooney received $144,418 (approximately 118% of the 60% of his target annual cash bonus opportunity attributable to corporate performance).

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For the overall GMBU performance component of his 2014 bonus, Mr. Mooney received $84,144 (approximately 103% of the 40% of his target cash bonus opportunity attributable to GMBU performance). The Compensation Committee evaluated overall GMBU performance against Adjusted Revenue and Adjusted EBIT as follows:

		Performance
GMBU Performance Metric	2014 Target (in millions)	Below Threshold	Threshold	Target	Maximum
Adjusted Revenue	$260.2	<90.0%	90.0%	100.0%	115.0%
Adjusted EBIT	$143.5	<90.0%	90.0%	100.0%	115.0%
		Payout
Maximum potential bonus as % of target		—%	62.5%	100.0%	200.0%

The Adjusted Revenue and Adjusted EBIT threshold levels both had to be achieved for any GMBU performance bonus to be paid. The Adjusted Revenue and Adjusted EBIT metrics were each measured quarterly and annually. The Adjusted Revenue metric was weighted 60% while Adjusted EBIT was weighted 40%. For 2014, GMBU achieved an overall GMBU performance bonus factor of 102.9%.

Mr. Holman

The Compensation Committee determined Mr. Holman’s 2014 bonus 60% based on the achievement of the corporate performance measures described above and 40% based on the achievement of overall IBU performance. For the corporate performance component of his 2014 bonus, Mr. Holman received $120,389 (approximately 118% of the 60% of his target annual cash bonus opportunity attributable to corporate performance).

For purposes of the overall IBU performance component of his 2014 bonus, Mr. Holman received $99,765 (approximately 146% of the 40% of his target annual cash bonus opportunity attributable to IBU performance). The Compensation Committee evaluated overall IBU performance against Adjusted Revenue and Adjusted EBIT metrics as follows:

		Performance
IBU Performance Metric	2014 Target (in millions)	Below Threshold	Threshold	Target	Maximum
Adjusted Revenue	$43.7	<90.0%	90.0%	100.0%	115.0%
Adjusted EBIT	$5.6	<90.0%	90.0%	100.0%	115.0%
		Payout
Maximum potential bonus as % of target		—%	62.5%	100.0%	200.0%

The Adjusted Revenue and Adjusted EBIT threshold levels both had to be achieved for any IBU performance bonus to be paid. The Adjusted Revenue and Adjusted EBIT metrics were each measured quarterly and annually. The Adjusted Revenue metric was weighted 60% while Adjusted EBIT was weighted 40%. For 2014, IBU achieved an overall IBU performance bonus factor of 146.3%.

Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using the average of daily exchange rates from AUD to USD during 2014 and 2013, which were 1 AUD = 0.9024 USD and 1 AUD = 0.9678 USD, respectively.

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Summary of Bonus Payments
The following illustrates the 2014 annual cash bonus opportunities for our named executive officers and their respective payout amounts.
Long-Term Incentive Compensation
Our Long-Term Incentive Plan ("LTIP") is designed to align our executive officers with the interest of our stockholders and serve as an important means for executive retention. Based on feedback from our stockholders and our assessment of the competitive marketplace, we have increased the emphasis on performance-based equity for our executive officers in recent years. Each of the named executive officers receives equity awards that are 50% performance-based and 50% time-based restricted shares.
In 2013, the Compensation Committee decided to align the equity awards for the other named executive officers with the equity awards of our CEO both in terms of the award mix (a 50-50 split of performance-based and time-based awards) and performance measures. The Committee also decided to shift the granting of the performance-based awards to the first fiscal quarter to better align with our calendar year financial results. This decision resulted in the named executive officers and interim CEO receiving only time-based equity awards in the fourth quarter of 2013. In the first quarter of 2014, the named executive officers received the second-half of their awards in the form of performance-based shares. In addition, our new CEO joined us in the first quarter of 2014 and received a similar performance-based equity award (in addition to a new hire time-based equity award).
We expect that beginning in 2015, the CEO and other named executive officers will receive their entire annual LTIP awards in the first fiscal quarter.

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The table below sets forth the number of shares of our common stock subject to RSAs and PRSUs granted to each named executive officer in 2014, which are reflected in the Summary Compensation Table for 2014 below. Under his employment agreement, Mr. Gianoni received initial grants of RSAs and PRSUs each valued at $1.5 million. The Compensation Committee determined award levels for our other named executive officers after considering peer group practices with respect to the economic value of equity compensation (i.e., the fair value of awards on the date of grant), individual performance, criticality of role, expected future contributions of and the long-term retention objectives for each named executive officer, and our performance compared to our peer group.

Name	Number of RSAs(1)(2)	Number of PRSUs(1)
Mr. Gianoni	41,152	41,153
Mr. Boor	—	16,461
Mr. Moye	—	13,718
Mr. Mooney	—	13,718
Mr. Holman	—	13,718

(1)	All of the equity-based awards noted above were granted to the named executive officers on February 14, 2014.

(2)
As discussed above, our annual grants of RSAs to our named executive officers for 2014 (other than the initial grants to our CEO) were not made until the first quarter of 2015 and, therefore they are not included in the Summary Compensation Table for 2014.

2014 PRSU Awards to Named Executive Officers
In 2014, the Compensation Committee granted PRSUs to our named executive officers. The shares of our common stock subject to the PRSUs could be earned and become eligible for vesting if the following performance criteria are met (together, the “2014 PRSU Performance Metrics”):

i.
At any time during the three year period from January 1, 2014 to December 31, 2016, the Company achieves during a rolling four consecutive quarter period (a) an increase of 5.5% in its total revenue adjusted to exclude incremental acquisition-related revenue ("Adjusted Revenue") above the total revenue of the immediately preceding four consecutive quarter period ("Base Revenue") and (b) in no case shall the Base Revenue fall below the Company's 2013 revenue, as adjusted for the full year effect of the accounting presentation change for certain payments offerings to reflect certain revenue on a gross basis rather than on a net basis (“Initial Base Revenue”). An analysis of our historical financial statements for the four consecutive quarters and year ended December 31, 2013 presented on a basis comparable to 2014 can be found at www.blackbaud.com/investorrelations, which is intended to assist with the evaluation of our performance in light of the change in presentation.

AND

ii.
EBIT (defined as non-GAAP operating margin as presented in the Company's periodic reports filed with the SEC within the section "Management's discussion and analysis of financial condition and results of operations" of those reports) does not fall below a four consecutive quarter average of 17.1% of Adjusted Revenue during the same four consecutive quarter period that meets the performance criteria set forth in criterion (i) above.

To the extent earned, the PRSUs would be eligible for vesting in three annual installments starting in February 2015. As of December 31, 2014, the 2014 PRSU Performance Metrics were met because in the four consecutive quarter period ended December 31, 2014, the Company achieved:

i.	Adjusted Revenue of $554.0 million, which represented an increase of 7.1% compared to the Initial Base Revenue of the four consecutive quarters and year ended December 31, 2013; and

ii.	Actual EBIT of 17.7% of Adjusted Revenue.
As a result, the shares of our common stock subject to the PRSUs will vest according to the time-based vesting schedule noted above subject to each named executive officer's continued employment.

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Post-Employment Compensation
We have entered into arrangements with our named executive officers which provide for payments and benefits upon a termination of employment in connection with a change in control of the Company. These arrangements provide for a "double-trigger," that is, they generally only provide payments and benefits if a named executive officer's employment is terminated within 12 months following a change in control of the Company either by us without cause or by the named executive officer for good reason. Based on our assessment of the competitive market, we believe these arrangements are appropriate as they serve as a means for executive retention.
For a detailed discussion of these arrangements and an estimate of the payments and benefits that our named executive officers would be eligible to receive in certain circumstances pursuant to their agreements, see “Employment Arrangements” beginning on page 39 of this Proxy Statement.
Other Benefits
Health and Welfare Benefits
Generally, the Compensation Committee seeks to provide our executive officers with health and welfare benefits on the same basis as all of our full-time employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we make matching contributions to each named executive officer's account under our Section 401(k) plan on the same terms and using the same formulas as other participating employees. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Perquisites and Other Personal Benefits
Historically, we have not provided any material perquisites and other personal benefits to our executive officers. While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Compensation Committee may provide certain of the named executive officers with perquisites or other personal benefits in amounts deemed to be reasonable where it believes that these benefits may be useful in attracting, motivating, and retaining the executive talent for which we compete, to assist our executive officers in performing their duties and to provide certain time efficiencies in appropriate circumstances.
Other Compensation Policies
Equity Grant Policy
We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. As a matter of practice and informal policy, however, the Compensation Committee generally grants equity awards during periods considered to be our “open trading windows” (that is, the periods beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter). In addition, any options to purchase shares of our common stock are required to be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant.
Compensation Recovery
Mr. Gianoni's employment agreement includes a compensation recovery, or clawback, feature requiring that he return to the Company all incentive-based compensation he receives from us to the extent required by any Company clawback or recoupment policy, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and/or Section 304 of the Sarbanes-Oxley Act of 2002.

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Executive Officer Stock Ownership Guidelines
Under our Executive Officer Stock Ownership Guidelines, our CEO and the CEO’s officer-level direct reports are expected to own shares of our common stock, in the following amounts:

•	For the CEO, the lesser of (i) equity in an amount equal to four times base salary or (ii) 70,000 shares; and

•	For the CEO’s officer-level direct reports, the lesser of (i) equity in an amount equal to two times base salary, or (ii) 20,000 shares.
For purposes of these Guidelines, vested, unexercised options and/or SARs will also count at 100% of their intrinsic value. We expect our CEO and the CEO’s officer-level direct reports to meet these Guidelines within five years of receiving their first annual equity award after the later of their hire date or the adoption of these Guidelines.
Other Considerations
Tax Deductibility of Executive Compensation
The Compensation Committee considers the potential impact of Section 162(m) of the Code in designing and administering our executive compensation program. Section 162(m) disallows a tax deduction for any publicly-held corporation for compensation exceeding $1 million paid in any taxable year to our CEO and our three other most highly compensated executive officers (other than our CFO). Compensation in excess of $1 million may be deducted if it qualifies as “performance-based compensation” for purposes of Section 162(m) or satisfies the conditions for another exemption from the deduction limit. In this regard, the compensation income realized upon the exercise of stock options or SARs granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
It is the Compensation Committee's policy to periodically review and consider whether particular compensation, including incentive compensation, paid or awarded to our executive officers will be deductible for federal income tax purposes. Based on our current compensation plans and policies, and proposed regulations interpreting Section 162(m), we believe that, for the near future, we will not lose material tax deductions for executive compensation. In addition, to maintain flexibility in the administration of our executive compensation program, the Compensation Committee reserves the discretion to compensate our executive officers in a manner that it believes to be in the best interests of the Company and our stockholders, even if these arrangements do not qualify for deductibility under the federal income tax laws.
Accounting for Stock-based Compensation
We account for stock-based compensation awards in accordance with the requirements of FASB ASC Topic 718. Under FASB ASC Topic 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. The assumptions used to determine the fair value of the awards are included in Note 15 of the financial statements included in our Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015.
We estimate the number of awards that will be forfeited and recognize expense only for those awards that we expect will ultimately vest. Significant judgment is required in determining the adjustment to compensation expense for estimated forfeitures. Compensation expense in a period could be impacted, favorably or unfavorably, by differences between estimated and actual forfeitures.
Risk Assessment of Compensation
The Compensation Committee has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types and amounts of compensation, together with our internal controls and oversight of our Board of Directors, mitigates potential compensation-related risks.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 25, 2015.
THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Sarah E. Nash, Chair
Timothy Chou
Andrew M. Leitch
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Board of Directors who served on the Compensation Committee in 2014 were Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. None of these individuals has ever served as an officer or employee of ours. None of the members of the Compensation Committee serves or in the past has served as one of our executive officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board. Mr. Gianoni participated in discussions regarding salary, bonus and equity compensation for our executive officers, except for discussions regarding his own salary, bonus and equity compensation.

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COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation paid to and earned by our named executive officers for services rendered to us in all capacities in 2012, 2013 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(6) ($)	Total ($)
Michael P. Gianoni(3) President and CEO	2014	$581,923	$863,277	$2,630,468	$—	$682,660	$31,146	$4,789,474
Anthony W. Boor(4) Executive Vice President and CFO	2014	532,500	—	534,324	—	242,756	23,786	1,333,366
	2013	609,575	—	556,385	—	164,787	21,077	1,351,824
	2012	352,475	—	250,645	618,412	175,885	32,458	1,429,875
Joseph D. Moye Former President, Enterprise Customer Business Unit	2014	398,775	—	445,286	—	223,670	42,825	1,110,556
	2013	385,000	—	463,672	—	181,770	33,519	1,063,961
	2012	92,500	—	364,580	484,928	42,689	2,140	986,837
Kevin W. Mooney Executive Vice President and President, General Markets Business Unit	2014	409,000	—	445,286	—	228,562	23,088	1,105,936
	2013	393,325	—	463,672	—	157,564	20,978	1,035,539
	2012	370,150	—	250,645	618,412	184,586	19,946	1,443,739
Bradley J. Holman(5) Executive Vice President and President, International Business Unit	2014	340,949	—	445,286	—	220,153	44,236	1,050,624
	2013	355,001	—	463,672	—	199,489	57,730	1,075,892
	2012	369,220	—	227,871	544,207	192,456	42,611	1,376,365

(1)
The reported amounts represent the aggregate grant date fair value of awards of RSAs, RSUs and PRSUs, computed in accordance with FASB ASC Topic 718, and, for PRSUs, assume performance at the target level for each such award. The reported amounts are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(2)
The reported amounts represent the aggregate grant date fair value of awards of SARs and PSARs, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 15 of the financial statements included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015.

(3)	Mr. Gianoni received a bonus payment of $863,277 in 2014 to help offset his lost opportunity of bonus and equity due to leaving his then current employer and to assist with relocation costs.

(4)
Mr. Boor's 2014 and 2013 base salary amounts include $120,000 and $240,000, respectively, of additional base compensation for his service as interim President and CEO in addition to his responsibilities as Executive Vice President and CFO during our CEO transition. This additional base compensation was agreed to in a Letter Agreement dated October 23, 2013 between the Company and Mr. Boor attached as Exhibit 10.70 to our Current Report on Form 8-K filed with the SEC on October 25, 2013.

(5)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are reported above have been converted to USD using the average of daily exchange rates from AUD to USD for each respective year. The average of daily exchange rates for 2014, 2013 and 2012 were 1 AUD = 0.9024 USD, 1 AUD = 0.9678 USD and 1 AUD = 1.0355 USD, respectively.

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(6)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match	Dividends Paid on Restricted Stock	Life and Disability Insurance Premiums	Health Savings Account Contributions	Relocation Costs	Superannuation Fund Contributions(A)	Other(B)
Mr. Gianoni	2014	$2,125	$19,753	$738	$—	$—	$—	$8,530
Mr. Boor	2014	7,650	13,699	2,437	—	—	—	—
	2013	7,650	11,602	1,825	—	—	—	—
	2012	7,500	7,708	2,050	200	—	—	15,000
Mr. Moye	2014	7,800	9,287	738	—	25,000	—	—
	2013	7,650	8,444	693	—	16,732	—	—
	2012	—	1,967	173	—	—	—	—
Mr. Mooney	2014	7,650	11,994	3,444	—	—	—	—
	2013	7,650	11,633	1,695	—	—	—	—
	2012	7,500	10,326	1,920	200	—	—	—
Mr. Holman	2014	—	—	—	—	—	44,236	—
	2013	—	—	—	—	—	57,730	—
	2012	—	—	—	—	—	42,611	—

A.	Employer contributions to Mr. Holman’s superannuation fund in compliance with Australia's minimum compulsory superannuation laws.

B.	Includes the reimbursement of $8,530 of attorney fees incurred by Mr. Gianoni in 2014 for review of his employment agreement and a commuter allowance of $15,000 paid to Mr. Boor in 2012.

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2014 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding the grants of plan-based awards to our named executive officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units(3) (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael P. Gianoni	3/17/2014	$362,247	$581,923	$1,163,846
	2/14/2014							41,152			$1,294,642
	2/14/2014				41,153	41,153	41,153				1,294,673
Anthony W. Boor	3/17/2014	128,391	206,250	412,500
	2/14/2014				16,461	16,461	16,461				534,324
Joseph D. Moye	3/17/2014	124,119	199,388	398,776
	2/14/2014				13,718	13,718	13,718				445,286
Kevin W. Mooney	3/17/2014	127,301	204,500	409,000
	2/14/2014				13,718	13,718	13,718				445,286
Bradley J. Holman	3/17/2014	108,001	173,495	346,990
	2/14/2014				13,718	13,718	13,718				445,286

(1)
Mr. Gianoni’s target annual cash bonus opportunity was equal to 100% of his earned base salary, pursuant to his employment agreement. The target annual cash bonus opportunities for our other named executive officers were equal to 50% of the base salary each individual was expected to earn in 2014. The maximum cash bonus for 2014 for each named executive officer was equal to twice his target cash bonus opportunity.

(2)
Mr. Holman is paid in Australian dollars. Mr. Holman's target annual cash bonus opportunity and maximum annual cash bonus opportunity have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2014, which was 1 AUD = 0.9024 USD.

(3)
Pursuant to his employment agreement, Mr. Gianoni received an initial grant of RSAs equal to the number provided next to his name in the table. All RSAs vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to the named executive officer's continued employment. The vested and unvested shares of common stock subject to RSAs are eligible to receive dividends or dividend equivalents declared by the Company.

(4)
The grant date fair value of the equity awards is calculated in accordance with FASB ASC Topic 718. See Note 15 of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015.

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OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
The following table sets forth information with respect to the outstanding unexercised SARs and PSARs and shares of restricted stock and restricted stock units that had not vested held by the named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(10) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10) ($)
Michael P. Gianoni						82,305	(5)	$3,560,515
Anthony W. Boor	11,776	11,777	(1)	$28.78	11/13/2018	37,316	(6)	1,614,290
	22,870	45,741	(2)	22.24	11/5/2019
Joseph D. Moye	—	21,956	(3)	22.24	11/5/2019	27,557	(7)	1,192,116
	—	18,297	(2)	22.24	11/5/2019
Kevin W. Mooney	8,371	—		26.79	11/7/2017	31,206	(8)	1,349,972
	7,042	7,043	(4)	28.06	11/9/2018
	22,870	45,741	(2)	22.24	11/5/2019
Bradley J. Holman	5,581	—		26.79	11/7/2017	30,298	(9)	1,310,692
	5,722	5,722	(4)	28.06	11/9/2018
	—	40,252	(2)	22.24	11/5/2019

(1)	The unvested SARs underlying this award will vest on November 14, 2015, subject to continued employment, and shall be settled in stock at the time of exercise.

(2)
The unvested PSARs underlying this award will vest in two equal annual installments beginning on November 6, 2015, subject to continued employment as the PSAR Performance Metric was met on April 16, 2013. The PSARs shall be settled in stock at the time of vesting.

(3)
The unvested SARs underlying this award will vest in two equal annual installments beginning on November 6, 2015, subject to continued employment, and shall be settled in stock at the time of exercise.

(4)	The unvested SARs underlying this award will vest on November 10, 2015, subject to continued employment, and shall be settled in stock at the time of exercise.

(5)
The unvested portion of Mr. Gianoni's awards will vest as follows: 41,152 restricted shares in four equal annual installments beginning on February 14, 2015; and 41,153 PRSUs in three equal annual installments beginning on February 14, 2015, as the 2014 PRSU Performance Metrics were met on December 31, 2014.

(6)
The unvested portion of Mr. Boor’s awards will vest as follows: 16,461 PRSUs in three equal annual installments beginning on February 14, 2015; 3,531 restricted shares on November 14, 2015; 5,635 restricted shares in two equal annual installments beginning on November 6, 2015; and 11,689 restricted shares in three equal annual installments beginning on November 6, 2015.

(7)
Had he remained with the Company, the unvested portion of Mr. Moye’s awards would have vested as follows: 13,718 PRSUs in three equal annual installments beginning on February 14, 2015; 4,098 restricted shares on November 6, 2015; and 9,741 restricted shares in three equal annual installments beginning on November 6, 2015.

(8)
The unvested portion of Mr. Mooney’s awards will vest as follows: 13,718 PRSUs in three equal annual installments beginning on February 14, 2015; 2,112 restricted shares on November 10, 2015; 5,635 restricted shares in two equal annual installments beginning on November 6, 2015; and 9,741 restricted shares in three equal annual installments beginning on November 6, 2015.

(9)
The unvested portion of Mr. Holman's awards will vest as follows: 13,718 PRSUs in three equal annual installments beginning on February 14, 2015; 1,716 restricted stock units on November 10, 2015; 5,123 restricted stock units in two equal annual installments beginning on November 6, 2015; and 9,741 restricted stock units in three equal annual installments beginning on November 6, 2015.

(10)	Based on $43.26 per share which was the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2014, the last trading day of that fiscal year.

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OPTION EXERCISES AND STOCK VESTED IN 2014
The table below sets forth information concerning the exercise of SARs and PSARs and vesting of RSAs, RSUs and PRSUs for each named executive officer during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Michael P. Gianoni	—	$—	—	$—
Anthony W. Boor	23,553	390,038	10,245	455,810
Joseph D. Moye	20,126	458,800	7,345	330,305
Kevin W. Mooney	—	—	9,999	448,917
Bradley J. Holman	20,126	449,011	9,087	408,031

(1)	The amounts reported represent the market value of the shares of our common stock subject to the SARs or PSARs on the date of exercise less the applicable exercise or strike price.

(2)	The amounts reported represent the market value of the shares of our common stock on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans
We do not maintain deferred compensation or defined benefit pension or supplemental retirement plans for our executive officers.

PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Employment Arrangements
Set forth below are descriptions of the principal terms of the employment agreements and retention agreements currently in effect with our named executive officers and, where applicable, the estimated potential payments and benefits that these individuals may receive upon a termination of employment, including a termination of employment in connection with a change in control of our Company.
Mr. Gianoni
On November 8, 2013, we entered into an employment and noncompetition agreement with Mr. Gianoni to serve as our President and Chief Executive Officer for an initial term of three years. The agreement automatically renews for successive one-year terms, unless either party gives the other advance written notice of non-renewal.
The agreement prohibits Mr. Gianoni from participating in any business that directly competes with us or soliciting any employee of ours to leave us for one year after termination of the agreement.
If Mr. Gianoni's employment is terminated for cause, as defined in the agreement, we will be obligated to pay him his accrued but unpaid base salary through the termination date, any unreimbursed expenses through the termination date and payment of other amounts and benefits, if any, to which he is entitled under applicable benefit plans (collectively, the "Accrued Compensation"). All of Mr. Gianoni's unexercised stock options and SARs, whether vested or unvested, will immediately terminate and all unvested RSAs and RSUs held will be forfeited immediately if his employment is terminated for cause. In Mr. Gianoni's employment agreement, the term "cause" is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other unlawful act, or any other misconduct or dishonest behavior, which is materially detrimental to our reputation, business and/or operations;

•	willful and repeated failure or refusal to perform his reasonably assigned duties;

•	violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement;

•	personal conduct which materially discredits or damages the Company;

•	illegal use of controlled substances; and/or

•	willful and knowing filing of a fraudulent certification under Section 302 of the Sarbanes Oxley Act.

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If Mr. Gianoni's employment is terminated by us without cause or by Mr. Gianoni for good reason, as defined in the agreement, we will be obligated to:

•	pay Mr. Gianoni his Accrued Compensation;

•	continue to pay his base salary for a period of 24 months;

•
pay Mr. Gianoni a lump sum payment based on the average cash bonus he received for the two calendar years (or such lesser number of years for which he was employed by us) prior to the calendar year in which termination occurs, pro-rated based on his actual period of employment during the year of termination;

•	accelerate vesting of all of his then-unvested time-based equity awards by 12 months; and

•
accelerate vesting of any then-unvested performance-based equity awards to the extent that such awards would have vested if he had continued employment with us until the date on which the Board of Directors (or applicable committee) determines the level of achievement of the applicable performance goals, but only if the performance period for such equity awards ends within 12 months of his termination date.

In Mr. Gianoni's employment agreement, the term "good reason" is defined generally as:

•	any materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities;

•	our failure pay or provide him with compensation due and payable;

•	a material reduction in his base salary;

•	our failure to obtain the assumption in writing of Mr. Gianoni's agreement by any purchaser of all or substantially all of our assets within 30 days after a sale or transfer of such assets;

•	failure to be elected as a director or his removal from such position the Board of Directors; and/or

•	relocation of our principal office to a location more than 50 miles from Charleston, South Carolina, provided that such relocation materially increases Mr. Gianoni's commute to work.

If, within 12 months after a change in control of the Company, as defined in the agreement, Mr. Gianoni's employment is terminated by the Company without cause or he resigns with good reason, we will be obligated to pay him the same amounts as if he were terminated without cause (as described above), and, in addition, any then-unvested time-based equity awards granted to Mr. Gianoni will immediately vest 100% and he will also get 12 months accelerated vesting for performance-based equity awards based on the achievement of applicable performance goals as of the termination date (or if calculation of the achievement of the applicable performance goals is not possible, then based on an assumed achievement of the performance goals at target). If the Company fails to renew the agreement either during discussions that ultimately lead to a change in control of the Company or within 12 months after a change in control of the Company, the Company has these same payment obligations. In Mr. Gianoni's employment agreement, the term "change in control" is defined generally as:

•
the consummation of a merger or consolidation in which the stockholders of our Company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets;

•
the acquisition by any individual, entity or group of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (i) the then-outstanding common stock of the Company or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; and/or

•	our liquidation or dissolution.

If Mr. Gianoni's employment is terminated due to death or disability, as defined in the agreement, we will be obligated to pay Mr. Gianoni his Accrued Compensation and the same lump sum bonus payment as if his employment were terminated without cause. All unvested restricted stock, RSUs, options and SARs will be forfeited to the Company or terminate immediately, as applicable. Mr. Gianoni's estate will have such period as provided in the applicable equity award agreements to exercise any vested options and SARs, after which time they will terminate.
Finally, his agreement provides that, if any payments made to Mr. Gianoni are deemed to be “parachute payments” under Section 280G(b)(2) of the Code, the Company will reduce the payments to the minimum extent necessary to avoid imposition of any excise tax or the disallowance of a deduction to the Company under Section 280G(b)(2) of the Code, unless the reduction would result in an after-tax amount that is less than if the reduction had not been made.

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Mr. Gianoni's employment agreement is filed as Exhibit 10.72 to our Annual Report on Form 10-K filed with the SEC on February 26, 2014.
Messrs. Boor, Moye, Mooney and Holman
Employee Agreements
We have entered into "at-will" employment agreements with Messrs. Boor, Moye, Mooney and Holman. Each employee agreement prohibits the officer from entering into employment with any direct competitor or soliciting, hiring or otherwise engaging any employee of ours for one year after termination of the agreement. In addition, each agreement prohibits the solicitation of our current and prospective customers for one year after termination of the agreement. These agreements do not provide for any severance payments or benefits and have no set term. Each of these agreements includes an assignment of intellectual property clause.
Retention Agreements
Each of Messrs. Boor, Moye, Mooney and Holman are also party to retention agreements with us. These retention agreements provide for “double-trigger” severance payments and benefits under certain specified circumstances, as described below. We are not obligated to pay tax gross-up or other payments to Messrs. Boor, Moye, Mooney or Holman if, in connection with any payments received following a termination of employment, the payments are subject to taxation under Section 409A of the Code.
If Messrs. Boor, Moye, Mooney or Holman's employment is terminated within 12 months following a change in control of our Company, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	Pay him 1.5 times his base salary;

•	Accelerate and fully vest any then-unvested stock options and other equity awards; and

•	Reimbursement of COBRA premiums for the lesser of 12 months following the termination date or until he becomes eligible for insurance benefits from another employer.
The retention agreements define the term “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	Willful and repeated failure or refusal to perform his or her reasonably assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	Willful violation of his or her employment agreement.
The retention agreements define the term “good reason” generally as:

•	Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	A reduction in the officer's base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•
Failure by us to obtain the assumption in writing of our obligation to honor the officer's agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•
A relocation of his or her office to a location more than 40 miles from his or her existing office location, without the officer's consent, or a material adverse change in the business travel requirements of the officer's position.

The retention agreements define the term “change in control” generally as:

•	The consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	A sale of all or substantially all of our assets;

•	Acquisition of beneficial ownership where acquirer owns more than 50% of (a) then-outstanding stock or (b) combined voting power of then-outstanding securities entitled to vote; and/or

•	Our liquidation or dissolution.

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Equity Awards
Our equity incentive plans govern the treatment of each of our named executive officers' stock rights, except PRSUs which are governed by individual PRSU agreements, upon termination of employment for cause or without cause by us, without good reason by the executive officers, or due to death or disability. In these circumstances, unvested RSAs, RSUs, SARs and PSARs will be immediately forfeited or terminated. Vested SARs granted under the 2004 Stock Plan, if any, will remain exercisable for one year after termination of employment if the executive officers are terminated due to death or disability and 90 days they are terminated for any other reason. Vested SARs and PSARs granted under the 2008 Equity Incentive Plan, if any, will remain exercisable for 90 days after termination of employment if they are terminated for any reason, including death or disability.
If Messrs. Boor, Mooney or Holman's employment is terminated for cause by us or without good reason by the officer, all of their unvested PRSUs will be forfeited. Upon death or disability, Messrs. Boor, Mooney and Holman's PRSUs will vest, on a grant-by-grant basis, in an amount equal to the proportion of days in a performance period they worked prior to their death or disability, multiplied by the number of respective PRSUs that would have vested at the end of that performance period had their employment not terminated by death or disability and they had met 100% of their target performance levels.
Quantification of Potential Payments Upon Termination or Change in Control
The following table sets forth the potential payments and benefits that would be received by our named executive officers (other than Mr. Moye who did not receive any additional payments or benefits including any acceleration of vesting of his unvested equity awards in connection with his resignation as described above) in the event of a termination of employment, including a termination of employment in connection with a change in control of our Company. These payments and benefits have been quantified assuming that the termination of employment, or the termination in connection with a change in control occurred on the last trading day of our most recently completed fiscal year (December 31, 2014) and that the price per share of our common stock was the closing market price on December 31, 2014 ($43.26 per share).

	Mr. Gianoni	Mr. Boor	Mr. Mooney	Mr. Holman(1)
Termination Without Cause or For Good Reason
Base salary	$1,200,000	$—	$—	$—
Lump sum bonus payment	682,660	—	—	—
Value of acceleration of equity incentives	2,373,676	—	—	—
Continuation of benefits	14,979	—	—	—
Total	$4,271,315	$—	$—	$—
Termination Upon Death or Disability
Lump sum bonus payment	$682,660	$—	$—	$—
Total	$682,660	$—	$—	$—
Termination Upon Change in Control
Base salary	$1,200,000	$637,500	$618,000	$515,180
Lump sum bonus payment	682,660	—	—	—
Value of acceleration of equity incentives	2,373,676	2,577,756	3,152,147	2,243,763
Continuation of benefits	14,979	15,044	14,889	—
Total	$4,271,315	$3,230,300	$3,785,036	$2,758,943

(1)	Mr. Holman is paid in Australian dollars. The amounts shown above have been converted to USD using the average of daily exchange rates from AUD to USD for 2014, which was 1 AUD = 0.9024 USD.

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EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2014 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	977,143	$24.32	4,992,359
2004 Stock Plan(2)	6,330	26.17	—
Equity compensation plans not approved by stockholders
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies(3)	—	—	94,339
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(4)	3,353	10.72	—
Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended(5)	3,213	10.39	—
Convio, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended(5)	981	17.73	—
Weighted-average remaining term of all awards (in years)	4.2

(1)
At December 31, 2014, 493,755 shares under the 2008 Equity Incentive Plan were unvested and all shares under the 2004 Stock Plan, the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended, the Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended and the Convio, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended were vested.

(2)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.

(3)
Our Company adopted this plan so that it could issue registered shares of its common stock to certain of its employees pursuant to employment contracts or other agreements or arrangements entered into in connection with its acquisition of eTapestry.com, Inc., Kintera, Inc. (“Kintera”), and any other company in the future.

(4)	This plan was approved by Kintera stockholders and assumed by our Company upon its acquisition of Kintera in July 2008.

(5)	This plan was approved by Convio stockholders and assumed by our Company upon its acquisition of Convio in May 2012.

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DIRECTOR COMPENSATION FOR FISCAL YEAR 2014
The following table sets forth the total compensation paid to each of our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Andrew M. Leitch	$136,500	$183,528	$2,306	$322,334
George H. Ellis	88,000	170,861	2,306	261,167
Timothy Chou	78,000	170,861	2,306	251,167
David G. Golden	73,000	170,861	2,306	246,167
Sarah E. Nash	81,750	177,195	2,306	261,251
Joyce M. Nelson	68,000	170,861	2,306	241,167
Peter J. Kight(3)	—	—	—	—

(1)
On August 4, 2014, we granted each of our non-employee directors then serving 4,676 shares of restricted stock with an aggregate grant date fair value of $170,861, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Mr. Leitch elected to receive shares of restricted stock in lieu of his entire fourth quarter 2014 Board of Directors cash retainer. Ms. Nash elected to receive shares of restricted stock in lieu of one-half of her fourth quarter 2014 Board of Directors cash retainer. Accordingly, on October 6, 2014, Mr. Leitch received 322 shares of restricted stock with an aggregate grant date fair value of $12,667 and Ms. Nash received 161 shares of restricted stock with an aggregate grant date fair value of $6,334. No options to purchase shares of our common stock or SAR awards for shares of our common stock were granted to our non-employee directors in 2014.

(2)	The amounts reported consist of dividends paid in 2014 on shares of unvested restricted stock granted as equity compensation.

(3)	Mr. Kight joined our Board of Directors effective December 9, 2014 and did not receive compensation for fiscal year 2014.
The following table shows the aggregate number of shares of restricted stock held by our non-employee directors as of December 31, 2014 that were received as compensation.

Name	Number of RSAs(1)
Mr. Leitch	22,453	(2)
Mr. Ellis	14,662	(3)
Mr. Chou	26,258	(4)
Mr. Golden	24,399	(5)
Ms. Nash	18,064	(6)
Ms. Nelson	11,404	(7)
Mr. Kight	—	(8)

(1)
Pursuant to our director compensation plan, we make annual grants of restricted stock to non-employee directors that vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of our Company, provided that the director is still serving as a member of the Board of Directors at that time.

(2)
Includes 3,200 shares of restricted stock that vested June 21, 2006, 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012, 4,544 shares of restricted stock that vested August 10, 2013, 4,931 shares of restricted stock that vested August 6, 2014 and 322 shares of restricted stock that vested on October 6, 2014, 16,831 shares of which Mr. Leitch has sold. Also includes 4,676 and shares of restricted stock that will vest August 4, 2015, or, if earlier, immediately prior to the 2015 annual election of directors of our Company, provided that Mr. Leitch is then serving as a director of our Company.

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(3)
Includes 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012, 4,544 shares of restricted stock that vested August 10, 2013 and 4,931 shares of restricted stock that vested August 6, 2014, 3,500 shares of which Mr. Ellis has gifted and 17,600 shares of which Mr. Ellis has sold. Also includes 4,676 shares of restricted stock that will vest August 4, 2015 or, if earlier, immediately prior to the 2015 annual election of directors of our Company, provided that Mr. Ellis is then serving as a director of our Company.

(4)
Includes 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012, 4,544 shares of restricted stock that vested August 10, 2013 and 4,931 shares of restricted stock that vested August 6, 2014, 6,861 shares of which Mr. Chou has sold. Also includes 4,676 shares of restricted stock that will vest August 4, 2015 or, if earlier, immediately prior to the 2015 annual election of directors of our Company, provided that Mr. Chou is then serving as a director of our Company.

(5)
Includes 5,816 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012, 4,544 shares of restricted stock that vested August 10, 2013, 4,931 shares of restricted stock that vested August 6, 2014 and 4,676 shares of restricted stock that will vest August 4, 2015 or, if earlier, immediately prior to the 2015 annual election of directors of our Company, provided that Mr. Golden is then serving as a director of our Company.

(6)
Includes 5,816 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested on August 9, 2012, 4,544 shares of restricted stock that vested on August 10, 2013, 4,931 shares of restricted stock that vested August 6, 2014 and 161 shares of restricted stock that vested October 6, 2014, 2,000 shares of which Ms. Nash has gifted and 4,496 shares of which Ms. Nash has sold. Also includes 4,676 shares of restricted stock that will vest August 4, 2015 or, if earlier, immediately prior to the 2015 annual election of directors of our Company, provided that Ms. Nash is then serving as a director of our Company.

(7)
Includes 8,197 shares of restricted stock that vested November 6, 2013 and 4,931 shares of restricted stock that vested August 6, 2014, 6,400 shares of which Ms. Nelson has sold. This amount also includes 4,676 shares of restricted stock that will vest August 4, 2015 or, if earlier, immediately prior to the 2015 annual election of directors of our Company, provided that Ms. Nelson is then serving as a director of our Company.

(8)	Mr. Kight joined our Board of Directors effective December 9, 2014 and did not receive a grant of restricted stock in fiscal year 2014.

Director Compensation
The general policy of the Board of Directors is that the compensation for our non-employee directors should be a mix of cash and equity-based compensation. The Board periodically reviews our director compensation program and practices, generally once every other year, and makes changes as it deems appropriate. The current director compensation program and practices were implemented in June 2013.
Fees Earned or Paid in Cash
Currently, we pay each non-employee director an annual cash retainer of $50,000 (for up to a maximum of eight meetings). The Chairman of the Board of Directors receives an additional annual cash retainer of $50,000. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $30,000 (for up to a maximum of 12 meetings), $20,000 (for up to a maximum of eight meetings) and $15,000 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $15,000 (for up to a maximum of 12 meetings), $10,000 (for up to a maximum of eight meetings) and $10,000 (for up to a maximum of four meetings), respectively. All non-employee chairmen and members of the Board and committees receive $1,000 for each meeting they attend in person or by telephone above the specified maximum number of meetings for the Board and committees on which they serve. Our non-employee directors may elect to receive additional RSAs in lieu of a portion or all of their annual cash retainers.
Equity Compensation
Currently, each non-employee director receives annual RSAs with a value of approximately $165,000. Last year, the RSAs of our non-employee directors were granted on August 4, 2014. We granted each non-employee director 4,676 RSAs, which was equal to $170,861 divided by the fair market value of our common stock on the date of grant.

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Table of Contents	EXECUTIVE COMPENSATION AND OTHER MATTERS

Stock Ownership Guidelines
Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through their receipt of equity compensation, not later than three years after first receiving his or her first annual RSA, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she is expected to accumulate, through his or her receipt of all equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of vested restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions.
Continuing Director Education
Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on the Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the “Director Compensation For Fiscal Year 2014” table above.

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AUDIT MATTERS
AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2014, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and (3) received the written disclosures from PwC regarding its independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 25, 2015.
Our Audit Committee is currently composed of the following four directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Section 10A(m)(3) of the Exchange Act: Chairman George H. Ellis; David G. Golden; Andrew M. Leitch; and Peter J. Kight. The Board of Directors has determined that Mr. Ellis and Mr. Leitch are “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
PwC has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2014.
Summary of Fees
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table shows the fees for audit and other services provided by PwC for fiscal years 2014 and 2013. All audit and other services provided by PwC described below were provided pursuant to the pre-approval policies of the Audit Committee.

Category	2014	2013
Audit Fees	$1,094,864	$1,009,603
Audit-Related Fees	110,000	—
Tax Fees	159,262	55,906
All Other Fees	—	1,944
Total	1,364,126	1,067,453
Audit Fees
This category consists of fees associated with the annual audit and the audit of internal control over financial reporting, the reviews of our Quarterly Reports on Form 10-Q and other regulatory filings.

Audit-Related Fees
This category consists of fees for services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” These services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters and information system audits. In 2014, audit-related fees were principally related to our acquisitions of WhippleHill and MicroEdge.

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Table of Contents	AUDIT MATTERS

Tax Fees

This category consists of approximately $110,247 for tax compliance and approximately $49,015 for tax advice and tax planning, totaling approximately $159,262 in 2014, compared with approximately $55,906 for tax compliance in 2013.
All Other Fees
This category consists of fees for services that are not included in the above categories and primarily include our subscription to PwC’s on-line technical accounting research software in 2013.
Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2014 and 2013 was compatible with maintaining the independence of PwC.
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
George H. Ellis, Chairman
David G. Golden
Andrew M. Leitch
Peter J. Kight

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our consolidated financial statements for the fiscal year ending December 31, 2015 and recommends that stockholders vote for the ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.
PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the 2015 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and respond to appropriate questions.

✓
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

The voting requirements for this Proposal 3 are described under "Additional Information" on page 49 of this Proxy Statement.

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ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING OF STOCKHOLDERS

1.	Who may vote at the meeting?

The Board of Directors set April 20, 2015 as the record date for the meeting. If you owned shares of our common stock at the close of business on April 20, 2015 you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 20, 2015, there were 46,872,691 shares of our common stock outstanding and entitled to vote at the meeting.

2.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2015 Annual Meeting of Stockholders.
If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability of Proxy Materials or proxy materials.

3.	What is the quorum requirement for the meeting?

A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the 2015 Annual Meeting of Stockholders in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted by Internet, telephone, or properly submitted a Proxy Card or Voter Instruction Card.
If you are present in person or by proxy at the meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.

4.	What proposals will be voted on at the meeting and what are the voting standards?

The three proposals to be voted on at the 2015 Annual Meeting of Stockholders are as follows:

Proposal		Board's Voting Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-votes, If Applicable
No. 1	Election of three Class B directors, each for a three-year term expiring in 2018.	FOR (each nominee)	Majority of votes cast	Not counted as votes cast and therefore no effect
No. 2	Advisory vote to approve 2014 compensation for our named executive officers.	FOR	Majority of votes cast	Not counted as votes cast and therefore no effect
No. 3	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	FOR	Majority of votes cast	Abstentions are counted as votes cast and therefore affect the outcome of this proposal

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We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card as proxy will vote the shares they represent using their best judgment.

5.	How may I vote my shares in person at the meeting?

If you are a stockholder of record, you have the right to vote in person at the 2015 Annual Meeting of Stockholders. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you are a beneficial owner of shares held in street name, you are also invited to attend the meeting. Because a beneficial owner is not a stockholder of record, however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

6.	How can I vote my shares without attending the meeting?

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•
By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. EDT on June 8, 2015. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as permitted by law.

7.	How can I change my vote after submitting it?

If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•
Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•
Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•
If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 p.m. EDT on June 8, 2015 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be superseded).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

8.	Where can I find the voting results of the meeting?

We will announce the preliminary voting results at the 2015 Annual Meeting of Stockholders. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

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9.	For how long can I access the proxy materials on the Internet?

The Notice of Annual Meeting, Proxy Statement, 2014 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available, free of charge, in PDF and HTML format at http://proxy.blackbaud.com and will remain posted on this website at least until the conclusion of the meeting.

10.	How are proxies solicited and what is the cost?

We bear the expense of soliciting proxies. Our directors, executive officers or employees may also solicit proxies personally or by telephone, e-mail, facsimile or other means of communication. We do not intend to pay additional compensation for doing so. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.
STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on March 22, 2011. No stockholder proposals were received for consideration at our 2015 Annual Meeting of Stockholders.
Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2016 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 30, 2015; provided, however, that if the date of the 2016 annual meeting is more than 30 days before or after June 9, 2016, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2016 annual meeting or (2) the 10th day following the first public announcement of the date of the 2016 annual meeting.
Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 days and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence address and ownership of our stock, including date of acquisition and investment intent, of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) for business other than the nomination of persons for election of directors, a description of such business, the reasons for conducting the business at the meeting and, if such business includes a proposal to amend our Bylaws, the language of the proposed amendments; (c) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (d) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (e) as to the stockholder giving notice and any Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (f) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.
Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to March 15, 2016.

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Table of Contents	ADDITIONAL INFORMATION

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon written or oral request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or a single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by contacting our Corporate Secretary either by calling 1-800-443-9441 or by mailing a request to 2000 Daniel Island Drive, Charleston, South Carolina 29492. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or a single copy of proxy materials in the future in the same manner as described above.
ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the SEC on February 25, 2015 is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2014, 2013 and 2012. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to investor.relations@blackbaud.com. Please include your contact information with the request.
OTHER MATTERS
The Board knows of no other matters to be submitted at the 2015 Annual Meeting of Stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board recommends.
THE BOARD OF DIRECTORS
April 28, 2015

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Table of Contents	ADDITIONAL INFORMATION

DIRECTIONS TO THE 2015 ANNUAL MEETING OF STOCKHOLDERS
Blackbaud Corporate Headquarters
2000 Daniel Island Drive, Charleston, South Carolina 29492
From the Airport
Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue on Fairchild Street and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From Downtown Charleston
Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue on Fairchild Street and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From South of Charleston
Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue on Fairchild Street and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From North of Charleston
Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From West of Charleston
Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue on Fairchild Street and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

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Table of Contents	ADDITIONAL INFORMATION

FORM OF PROXY CARD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice of Annual Meeting of Stockholders and Proxy Statement, Annual Report and
Annual Report on Form 10-K are available at www.proxyvote.com

BLACKBAUD, INC.
Proxy for Annual Meeting of Stockholders
June 9, 2015, 4:00 p.m., local time
This proxy is solicited by the Board of Directors

The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2015. The undersigned stockholder hereby also appoints Jon W. Olson and Anthony W. Boor, and each of them, with full power of substitution and power to act alone, as proxies to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Blackbaud, Inc. that the stockholder would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blackbaud, Inc., to be held on June 9, 2015 at 4:00 p.m., local time, at 2000 Daniel Island Drive, Charleston, South Carolina 29492, and at any adjournments or postponements thereof.

Continued and to be signed on the reverse side

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Table of Contents	ADDITIONAL INFORMATION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BLACKBAUD, INC. 2000 DANIEL ISLAND DRIVE CHARLESTON, SC 29492 ATTN: JON W. OLSON

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS:							KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
BLACKBAUD, INC.

The Board of Directors recommends you vote FOR the following nominees and Proposals 2 and 3.

1.	ELECTION OF DIRECTORS

	Nominees:			For	Against	Abstain

	1a.	Andrew M. Leitch		☐	☐	☐

	1b.	George H. Ellis		☐	☐	☐

	1c.	David G. Golden		☐	☐	☐
								For	Against	Abstain

2.	APPROVAL ON AN ADVISORY BASIS OF BLACKBAUD, INC.’S 2014 EXECUTIVE COMPENSATION.							☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BLACKBAUD, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.							☐	☐	☐

NOTE: In their discretion, appointed proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

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